Exhibit 99.(17)(r)

Guardian Variable Contract Funds

• The Guardian Stock Fund	Annual Report To Contractowners

Manind V. Govil, CFA Portfolio Manager

Objective:

Long-term growth of capital

Portfolio:

At least 80% common stocks and securities convertible into common stocks

Inception Date:

April 13, 1983

Net Assets at December 31, 2005:

$1,035,233,976

An Update from Fund Management

U.S. stocks struggled to finish 2005 in positive territory, after two years of double-digit returns in 2003 and 2004. The S&P 500 Index returned 4.91% for the year, but needed an 11th-hour surge in November to move out of negative territory. Throughout 2005, the market was vulnerable to concerns that record-high energy prices, combined with Federal Reserve monetary policy tightening, would depress consumer spending and thereby cause the economic expansion to falter. In addition, investors fretted over the very real impact of high energy prices on the profit margins of industrial and other companies (such as truckers, restaurants and retailers) with heavy energy consumption needs.

Energy stocks led the market in 2005 with a 31% total return, as producers and energy service companies benefited from sustained high commodity prices. Utility stocks were the next best sector with a 17% total return, led by shares of independent power producers. No other sector posted a double-digit gain; financial stocks rose over 6% on the strength of broker-dealer and REIT shares, while healthcare also gained over 6% due to sharp gains in hospital and HMO stocks.

The Guardian Stock Fund returned 4.30%. Stock selection was positive across most sectors, most notably industrials and energy, while healthcare was the only significant negative. At the portfolio level, the net benefit from selection was offset by modestly negative sector allocation, most notably in the energy sector where our slight average underweight cost us relative performance in the market’s strongest sector.

During 2005 our essential strategy was unchanged: to provide a fundamentally-managed large cap core fund. However, The Guardian Stock Fund did experience a change of portfolio managers and investment process, as well as an interim period of approximately five months between the departure of Richard Goldman and my arrival as Portfolio Manager on August 1, 2005. During that period, the Fund was co-Managed by Tom Sorell, Chief Investment Officer of The Guardian Insurance & Annuity Company, Inc. and Matthew Ziehl, Portfolio Manager of The Guardian Small Cap Stock Fund.

From August 1st through the end of 2005, The Guardian Stock Fund returned 2.92% versus 2.09% for the S&P 500 Index. We firmly believe that our most critical mission is to increase performance relative to peers and the benchmark. In our efforts to achieve this objective, we are enhancing the fundamental research process by increasing the depth of research and critical thinking on each investment name in the portfolio. The involvement of our quantitative team is also being enhanced in the investment process. Our investment philosophy and style will likely result in fewer companies and lower turnover in the portfolio and alpha (return relative to the market) being driven primarily through stock selection.

Our endeavor is to invest in companies that we believe will emerge stronger from the current economic environment. We seek companies with improving fundamentals for the long-term,

About information in this report:

•	It is important to consider the Fund’s investment objectives, risks, fees and expenses before investing. All funds involve some risk, including possible loss of the principal amount invested.

•

The S&P 500 Index is an index of 500 primarily large cap U.S. stocks that is generally considered to be representative of U.S. stock market activity. Index returns are provided for comparative purposes. Please note that the index is unmanaged and not available for direct investment and its returns do not reflect the fees and expenses that have been deducted from the Fund.

whose stocks we believe are mispriced and therefore do not fully reflect their stronger underlying business prospects. Fundamentals endure long after market emotions that cause volatile short-term swings in share prices are forgotten. We believe this strategy over time has the potential to generate superior long term results.

The views expressed above are those of the Fund’s portfolio manager(s) as of December 31, 2005 and are subject to change without notice. They do not necessarily represent the views of Guardian Investor Services LLC. The views expressed herein are based on current market conditions and are not intended to predict or guarantee the future performance of any Fund, any individual security, any market or market segment. The composition of each Fund’s portfolio is subject to change. No recommendation is made with respect to any security discussed herein.

Top Ten Holdings  (As of 12/31/2005)

Company	Percentage of Total Net Assets
AT & T, Inc.	3.76%
Citigroup, Inc.	2.96%
Procter & Gamble Co.	2.90%
Wyeth	2.56%
Wachovia Corp.	2.46%
McDonald’s Corp.	2.17%
Caterpillar, Inc.	2.13%
Chevron Corp.	2.12%
General Electric Co.	1.98%
Intel Corp.	1.94%

Sector Weightings vs. Index  (As of 12/31/2005)

Average Annual Total Returns  (For periods ended 12/31/2005)

	1 Yr	5 Yrs	10 Yrs	Since Inception 4/13/1983
The Guardian Stock Fund	4.30%	-3.55%	6.30%	11.58%
S&P 500 Index	4.91%	0.55%	9.07%	12.54%

All performance data quoted is historical and the results represent past performance and neither guarantee nor predict future investment results. To obtain performance data current to the most recent month (available within 7 business days of the most recent month end), please call us at (800) 221-3253 or visit our website at www.guardianinvestor.com. Current performance may be higher or lower than the performance quoted here. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than the original cost.

Total return figures are historical and assume the reinvestment of dividends and distributions and the deduction of all Fund expenses. The actual total returns for owners of variable annuity contracts or variable life insurance policies that provide for investment in the Fund will be lower to reflect separate account and contract/policy charges. The return figures shown do not reflect the deduction of taxes that a contractowner may pay on distributions or redemption of units.

Growth of a Hypothetical $10,000 Investment

To give you a comparison, the chart below shows the performance of a hypothetical $10,000 investment made in The Guardian Stock Fund and in the S&P 500 Index 10 years ago. This performance does not reflect the deduction of taxes that a shareholder may pay on distributions or redemption of shares. Returns represent past performance and are not indicative of future results. Index returns do not include the fees and expenses of the Fund, but do include the reinvestment of dividends.

Fund Expenses

By investing in the Fund, you incur two types of costs: (1) transaction costs, including, as applicable, sales charges on purchase payments, reinvested dividends, or other distributions; redemption fees and exchange fees; and (2) ongoing costs, including, as applicable, management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other underlying funds.

The example is based on an investment of $1,000 invested on July 1, 2005 and held for six months ended December 31, 2005.

Actual Expenses

The first line in the table provides information about actual account values and actual expenses. You may use the information in this row, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes

The second line in the table provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads), redemption fees, or exchange fees. Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if transactional costs were included, your costs would have been higher.

	Beginning Account Value July 1, 2005	Ending Account Value December 31, 2005	Expenses Paid During Period*	Annualized Expense Ratio
Actual	$1,000.00	$1,069.00	$2.92	0.56%
Hypothetical (5% return before expenses)	$1,000.00	$1,022.38	$2.85	0.56%

*                    Expenses are equal to the Fund’s annualized expense ratio multiplied by the average account value over the period, multiplied by 184/365 (to reflect the Fund’s most recent fiscal half-year).

Schedule of Investments

December 31, 2005

Shares			Value
Common Stocks — 98.5%
Aerospace and Defense — 3.8%
225,400	Boeing Co.		$15,832,096
120,400	General Dynamics Corp.		13,731,620
183,600	United Technologies Corp.		10,265,076

			39,828,792

Beverages — 1.3%
226,700	PepsiCo., Inc.		13,393,436

Biotechnology — 1.6%
206,000	Amgen, Inc.*		16,245,160

Capital Markets — 2.9%
99,300	Affiliated Managers Group, Inc.*		7,968,825
94,000	Goldman Sachs Group, Inc.		12,004,740
79,800	Lehman Brothers Hldgs., Inc.		10,227,966

			30,201,531

Chemicals — 0.6%
120,700	Rohm & Haas Co	.	5,844,294

Commercial Banks — 4.2%
383,500	Bank of America Corp.		17,698,525
482,400	Wachovia Corp.		25,499,664

			43,198,189

Commercial Services and Supplies — 0.5%
150,900	Robert Half Int’l., Inc.	.	5,717,601

Communications Equipment — 2.3%
901,300	Cisco Systems, Inc.*		15,430,256
199,700	QUALCOMM, Inc.		8,603,076

			24,033,332

Computers and Peripherals — 4.5%
103,100	Apple Computer, Inc.*		7,411,859
953,900	EMC Corp.*		12,992,118
470,800	Hewlett Packard Co.		13,479,004
161,400	Int’l. Business Machines		13,267,080

			47,150,061

Consumer Finance — 1.6%
115,400	American Express Co.		5,938,484
122,300	Capital One Financial Corp.		10,566,720

			16,505,204

Diversified Financial Services — 3.0%
632,266	Citigroup, Inc.		30,683,869

Diversified Telecommunication Services — 3.8%
1,589,536	AT & T, Inc.		38,927,736

Electric Utilities — 1.3%
246,200	Exelon Corp.		13,083,068

Electrical Equipment — 1.5%
267,900	Rockwell Automation, Inc.		15,848,964

Electronic Equipment and Instruments — 0.6%
162,900	Jabil Circuit, Inc.*		6,041,961

Energy Equipment and Services — 1.2%
181,500	Transocean, Inc.*		12,648,735

Food and Staples Retailing — 1.3%
292,200	Wal-Mart Stores, Inc.		13,674,960

Food Products — 3.8%
159,000	Bunge Ltd.		9,000,990
348,500	Dean Foods Co.*		13,124,510
353,100	General Mills, Inc.		17,414,892

			39,540,392

Health Care Equipment and Supplies — 1.6%
137,200	Fisher Scientific Int’l., Inc*	.	$8,487,192
154,200	St. Jude Medical, Inc.*		7,740,840

			16,228,032

Health Care Providers and Services — 2.0%
139,500	McKesson Corp.		7,196,805
215,600	UnitedHealth Group, Inc.		13,397,384

			20,594,189

Hotels, Restaurants and Leisure — 2.2%
665,100	McDonald’s Corp.		22,427,172

Household Durables — 1.6%
226,300	KB Home		16,442,958

Household Products — 4.1%
227,200	Colgate-Palmolive Co.		12,461,920
518,200	Procter & Gamble Co	.	29,993,416

			42,455,336

Industrial Conglomerates — 2.8%
585,700	General Electric Co.		20,528,785
289,9003	Tyco Int’l. Ltd.		8,366,514

			28,895,299

Information Technology Services — 0.8%
137,500	Affiliated Computer Svcs., Inc. — Class A*		8,137,250

Insurance — 4.5%
288,200	Allstate Corp.		15,582,974
319,700	Aon Corp.		11,493,215
228,300	Fidelity National Financial, Inc.		8,399,157
313,000	Genworth Financial, Inc. — Class A		10,823,540

			46,298,886

Internet and Catalog Retail — 0.9%
216,700	eBay, Inc.*		9,372,275

Internet Software and Services — 0.5%
124,700	Yahoo! Inc.*		4,885,746

Machinery — 3.1%
382,200	Caterpillar, Inc.		22,079,694
260,800	Ingersoll-Rand Co. Ltd. — Class A		10,528,496

			32,608,190

Media — 2.5%
741,900	Time Warner, Inc.		12,938,736
407,200	Viacom, Inc. — Class B*		13,274,720
			26,213,456

Multiline Retail — 1.4%
259,400	J.C. Penney Co., Inc.		14,422,640

Multi—Utilities — 0.9%
116,500	Dominion Resources, Inc.		8,993,800

Office Electronics — 0.8%
138,900	Canon, Inc. ADR		8,171,487

Oil, Gas and Consumable Fuels — 7.5%
386,000	Chevron Corp.		21,913,220
190,400	Cimarex Energy Co.*		8,189,104
324,000	ConocoPhillips		18,850,320
359,700	Noble Energy, Inc.		14,495,910
181,800	Occidental Petroleum Corp.		14,522,184

			77,970,738

See notes to financial statements.

Shares		Value
Pharmaceuticals — 7.4%
245,800	Abbott Laboratories	$9,691,894
156,900	AstraZeneca PLC ADR	7,625,340
220,100	Johson & Johnson	13,228,010
824,180	Pfizer, Inc.	19,219,878
575,500	Wyeth	26,513,285

		76,278,407

Road and Rail — 1.5%
227,000	Burlington Northern Santa Fe	16,076,140

Semiconductors and Semiconductor Equipment — 3.0%
803,100	Intel Corp.	20,045,376
356,000	Texas Instruments, Inc.	11,416,920

		31,462,296

Software — 3.1%
204,800	Adobe Systems, Inc.	7,569,408
253,900	BMC Software, Inc.*	5,202,411
755,400	Microsoft Corp.	19,753,710

		32,525,529

Specialty Retail — 1.1%
272,800	Home Depot, Inc.	11,042,944

Thrifts and Mortgage Finance — 2.7%
363,900	Countrywide Financial Corp.	12,441,741
243,100	Federal Home Loan Mortgage Corp.	15,886,585

		28,328,326

Tobacco — 1.6%
216,100	Altria Group, Inc.	16,146,992

Wireless Telecommunication Services — 1.1%
425,400	American Tower Corp.*	11,528,340

	Total Common Stocks (Cost $928,635,859)	1,020,073,713

Principal Amount		Value
Repurchase Agreement — 1.3%
$13,295,000	State Street Bank and Trust Co. repurchase agreement, dated 12/30/2005, maturity value of $13,301,086 at 4.12%, due 1/3/2006(1) (Cost $13,295,000)	$13,295,000

Total Investments — 99.8% (Cost $941,930,859)		1,033,368,713
Cash, Receivables, and Other Assets Less Liabilities — 0.2%		1,865,263

Net Assets — 100%		$1,035,233,976

*                    Non-income producing security.

(1)             The repurchase agreement is fully collateralized by $13,495,000 in U.S. Government Agency, 5.50%, due 11/16/2015, with a value of $13,562,475.

Glossary:

ADR — American Depositary Receipt.

See notes to financial statements.

Statement of Assets and Liabilities

December 31, 2005

ASSETS
Investments, at market (cost $941,930,859)	$1,033,368,713
Cash	518
Receivable for securities sold	15,001,949
Dividends receivable	832,908
Receivable for fund shares sold	77,041
Interest receivable	3,043
Other assets	27,741

Total Assets	1,049,311,913

LIABILITIES
Payable for securities purchased	12,477,030
Payable for fund shares redeemed	1,005,220
Accrued expenses	148,640
Due to GIS	447,047

Total Liabilities	14,077,937

Net Assets	$1,035,233,976

COMPONENTS OF NET ASSETS
Capital stock, at par	$35,344
Additional paid-in capital	1,465,570,730
Undistributed net investment income	8,000,130
Accumulated net realized loss on investments	(529,810,082)
Net unrealized appreciation of investments	91,437,854

Net Assets	$1,035,233,976

Class I Shares Outstanding — $0.001 par value	35,344,044

Net Asset Value Per Share	$29.29

Statement of Operations

Year Ended
December 31, 2005

INVESTMENT INCOME
Dividends	$24,240,012
Interest	385,270
Less: Foreign tax withheld	(10,533)

Total Income	24,614,749

Expenses:
Investment advisory fees — Note B	5,524,020
Printing expense	192,436
Custodian fees	154,389
Director’s fees — Note B	121,939
Insurance expense	75,193
Audit expense	29,342
Other	79,019

Total Expenses	6,176,338

Net Investment Income	18,438,411

REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS — NOTE C
Net realized gain on investments — Note A	82,377,554
Net change in unrealized appreciation on investments — Note C	(61,998,935)

Net Realized and Unrealized Gain on Investments	20,378,619

NET INCREASE IN NET ASSETS FROM OPERATIONS	$38,817,030

See notes to financial statements.

Statements of Changes in Net Assets

	Year Ended December 31,
	2005	2004
INCREASE/(DECREASE) IN NET ASSETS
From Operations:
Net investment income	$18,438,411	$17,254,034
Net realized gain on investments	82,377,554	67,073,893
Net change in unrealized appreciation of investments	(61,998,935)	(13,746,259)

Net Increase in Net Assets Resulting from Operations	38,817,030	70,581,668

Dividends to Shareholders from:
Net investment income	(12,958,536)	(23,795,330)

From Capital Share Transactions:
Net decrease in net assets from capital share transactions — Note E	(251,827,836)	(240,129,458)

Net Decrease in Net Assets	(225,969,342)	(193,343,120)

NET ASSETS:

Beginning of year	1,261,203,318	1,454,546,438

End of year*	$1,035,233,976	$1,261,203,318

* Includes undistributed net investment income of:	$8,000,130	$2,520,255

See notes to financial statements.

Financial Highlights

Selected data for a share of Class I shares outstanding throughout the years indicated:

	Year Ended December 31,
	2005	2004	2003	2002	2001
Net asset value, beginning of year	$28.42	$27.30	$22.71	$28.94	$37.21

Income from investment operations:
Net investment income	0.50	0.39	0.28	0.24	0.20
Net realized and unrealized gain/(loss) on investments	0.70	1.23	4.57	(6.25)	(8.16)

Net increase/(decrease) from investment operations	1.20	1.62	4.85	(6.01)	(7.96)

Dividends and distributions to shareholders from:
Net investment income	(0.33)	(0.50)	(0.26)	(0.22)	(0.08)
Net realized gain on investments	—	—	—	—	(0.23)

Total dividends and distributions	(0.33)	(0.50)	(0.26)	(0.22)	(0.31)

Net asset value, end of year	$29.29	$28.42	$27.30	$22.71	$28.94

Total return*	4.30%	6.00%	21.45%	(20.88)%	(21.44)%

Ratios/supplemental data:
Net assets, end of year (000’s omitted)	$1,035,234	$1,261,203	$1,454,546	$1,365,328	$2,060,451
Ratio of expenses to average net assets	0.56%	0.54%	0.54%	0.54%	0.53%
Ratio of net investment income to average net assets	1.67%	1.29%	1.06%	0.85%	0.59%
Portfolio turnover rate	103%	76%	77%	65%	137%

*                    Total returns do not reflect the effects of charges deducted pursuant to the terms of GIAC’s variable contracts.
Inclusion of such charges would reduce the total returns for all periods shown.

See notes to financial statements.

Notes to Financial Statements

December 31, 2005

Note A.  Organization and Accounting Policies

The Guardian Stock Fund (the Fund or GSF) is a series of The Guardian Variable Contract Funds, Inc. (GVCF). GVCF is incorporated in the state of Maryland and is a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (1940 Act). The financial statements for the other remaining series of GVCF are presented in separate reports.

GSF offers two classes of shares: Class I and Class II. The Class I shares of GSF are only sold to certain separate accounts of The Guardian Insurance & Annuity Company, Inc. (GIAC). GIAC is a wholly-owned subsidiary of The Guardian Life Insurance Company of America. GSF’s Class II shares are available only through the ownership of annuity and insurance products offered by other insurance companies. The two classes of shares for GSF represent interests in the same portfolio of investments, have the same rights and are generally identical in all respects except that each class bears certain class expenses, and has exclusive voting rights with respect to any matter to which a separate vote of any class is required. As of December 31, 2005, no GSF Class II shares have been issued.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income, gains (losses) and expenses during the reporting period. Actual results could differ from those estimates.

Significant accounting policies of the Fund are as follows:

Investments

Securities listed on national securities exchanges are valued at the last sale price on such exchanges, or if no sale occurred, at the mean of the closing bid and asked prices. Securities that are traded on the NASDAQ National Securities Market are valued at the NASDAQ Official Closing Price.

Pursuant to valuation procedures approved by the Board of Directors, certain debt securities may be valued each business day by an independent pricing service (Service). Debt securities for which quoted bid prices are readily available and representative of the bid side of the market, in the judgment of the Service, are valued at the bid price. Other debt securities that are valued by the Service are carried at fair value as determined by the Service, based on methods which include consideration of: yields or prices of securities of comparable quality, coupon, maturity and type; indications as to values from dealers; and general market conditions.

Other securities, including securities for which market quotations are not readily available (such as restricted securities, illiquid securities and foreign securities subject to a “significant event”) are valued at fair value as determined in good faith by or under the direction of GVCF’s Board of Directors. A “significant event” is an event that will affect the value of a portfolio security that occurs after the close of trading in the security’s primary trading market or exchange but before the Fund’s NAV is calculated.

Investing outside of the U.S. may involve certain considerations and risks not typically associated with domestic investments, including the possibility of political and economic unrest and different levels of governmental supervision and regulation of foreign securities markets.

Futures contracts are valued at the settlement prices established by the boards of trade or exchanges on which they are traded.

Repurchase agreements are carried at cost which approximates market value (see Note D).

Investment transactions are recorded on the date of purchase or sale. Security gains or losses are determined on an identified cost basis. Interest income, including amortization/accretion of premium/discount, is accrued daily. Dividend income is recorded on the ex-dividend date.

Foreign Currency Translation

GSF is permitted to buy international securities that are not U.S. dollar denominated. GSF’s books and records are maintained in U.S. dollars as follows:

(1)    The foreign currency market value of investment securities and other assets and liabilities stated in foreign currencies are translated into U.S. dollars at the current rate of exchange.

(2)    Security purchases and sales, income and expenses are translated at the rate of exchange prevailing on the respective dates of such transactions.

The resulting gains and losses are included in the Statement of Operations as follows:

Gains and losses attributable to foreign currency exchange rates on sales of securities are recorded for financial statement purposes as net realized gains and losses on investments. Realized foreign exchange gains and losses, which result from changes in foreign exchange rates between the date on which GSF earns dividends and interest or pays foreign withholding taxes or other expenses and the date on which U.S. dollar equivalent amounts are actually received or paid, are included in net realized gains or losses on foreign currency related transactions. Realized foreign exchange gains and losses which result from changes in foreign exchange rates between the trade and settlement dates on security and currency transactions are also included in net realized gains and losses on foreign currency related transactions. Net currency gains and losses from valuing other assets and liabilities denominated in foreign currency at the period end exchange rate are reflected in net change in unrealized appreciation or depreciation from translation of other assets and liabilities denominated in foreign currencies.

Forward Foreign Currency Contracts

GSF may enter into forward foreign currency contracts in connection with planned purchases or sales of securities, or to hedge against changes in currency exchange rates affecting the values of its investments that are denominated in a particular currency. A forward foreign currency contract is a commitment to purchase or sell a foreign currency at a future date at a negotiated forward exchange rate. Risks may arise from the potential inability of a counterparty to meet the terms of a contract and from unanticipated movements in the value of a foreign currency relative to the U.S. dollar. Fluctuations in the value of forward foreign currency contracts are recorded for book purposes as unrealized gains or losses from translation of other assets and liabilities denominated in foreign currencies by GSF. When forward contracts are closed, GSF will record realized gains or losses equal to the difference between the values of such forward contracts at the time each was opened and the values at the time each was closed. Such amounts are recorded in net realized gains or losses on foreign currency related transactions. GSF will not enter into a forward foreign currency contract if such contract would obligate it to deliver an amount of foreign currency in excess of the value of its portfolio securities or other assets denominated in that currency.

Futures Contracts

GSF may enter into financial futures contracts for the delayed delivery of securities, currency or contracts based on financial indices at a fixed price on a future date. In entering into such contracts, GSF is required to deposit either in cash or securities an amount equal to a certain percentage of the contract amount. Subsequent payments are made or received by GSF each day, depending on the daily fluctuations in the value of the underlying security, and are recorded for financial statement purposes as variation margins by GSF. The daily changes in the variation margin are recognized as unrealized gains or losses by GSF. GSF’s investments in financial futures contracts are designed to hedge against anticipated future changes in interest or exchange rates or securities prices. In addition, GSF may enter into financial futures contracts for non-hedging purposes. Should interest or exchange rates, securities prices or prices of futures contracts move unexpectedly, GSF may not achieve the anticipated benefits of the financial futures contracts and may realize a loss.

Dividend Distributions

Dividends from net investment income are declared and paid semi-annually for GSF. Net realized short-term and long-term capital gains for GSF will be distributed at least annually. All such dividends and distributions are credited in the form of additional shares of GSF at the net asset value on the ex-dividend date.

All dividends and distributions are recorded on the ex-dividend date. Such distributions are determined in conformity with federal income tax regulations. Differences between the recognition of income on an income tax basis and recognition of income based on GAAP may cause temporary overdistributions of net realized gains and net investment income on a GAAP basis.

The tax character of dividends paid to shareholders during the years ended December 31, 2005 and 2004 were as follows:

Ordinary Income
2005	$12,958,536
2004	23,795,330

As of December 31, 2005, the components of accumulated losses on a tax basis were as follows:

Undistributed Ordinary Income	Capital Loss Carryforward	Unrealized Appreciation
$8,000,130	$(527,823,431)	$89,451,203

Taxes

GSF has qualified and intends to remain qualified to be taxed as a “regulated investment company” under the provisions of the U.S. Internal Revenue Code (Code), and as such will not be subject to federal income tax on taxable income

(including any realized capital gains) which is distributed in accordance with the provisions of the Code. Therefore, no federal income tax provision is required.

Withholding taxes on foreign interest, dividends and capital gains in GSF have been provided for in accordance with the applicable country’s tax rules and rates.

As of December 31, 2005, for federal income tax purposes, the Fund had capital losses carryforward as follows:

	Capital Loss Carryforward	Expiration Date
	$(191,563,092)	2009
	(240,321,401)	2010
	(95,938,938)	2011

Total	$(527,823,431)

Reclassification of Capital Accounts

The treatment for financial statement purposes of distributions made during the year from net investment income and net realized gains may differ from their ultimate treatment for federal income tax purposes. These differences primarily are caused by differences in the timing of the recognition of certain components of income or capital gains, and the recharacterization of foreign exchange gains or losses to either ordinary income or realized capital gains for federal income tax purposes. Where such differences are permanent in nature, they are reclassified in the components of net assets based on their ultimate characterization for federal income tax purposes. Any such reclassifications would have no effect on net assets, results of operations, or net asset value per share of the Fund.

Note B.  Investment Advisory Agreements and Payments to or from Related Parties

The Fund has an investment advisory agreement with Guardian Investor Services LLC (GIS), a wholly-owned subsidiary of GIAC. Fees for investment advisory are at an annual rate of 0.50% of the average daily net assets of the Fund.

The Guardian Fund Complex pays directors who are not “interested persons” (as defined in the 1940 Act) fees consisting of a $5,000 per meeting fee and an annual retainer of $30,500, allocated among all funds in the Guardian Fund Complex based on their relative average daily net assets. Board committee members also receive a fee of $2,000 per committee meeting, which also is allocated among all funds in the Guardian Fund Complex based on their relative average daily net assets. Additional compensation is paid to the Chairmen of the Nominating and Governance Committee and the Audit Committee, respectively. GIS pays compensation to certain directors who are interested persons. Certain officers and directors of the Fund are affiliated with GIS.

Note C. Investment Transactions

Purchases and proceeds from sales of securities (excluding short-term securities) amounted to $1,127,831,454 and $1,379,126,213, respectively, during the year ended December 31, 2005.

The gross unrealized appreciation and depreciation of investments, on a tax basis, at December 31, 2005 aggregated $103,247,059 and $13,795,856, respectively, resulting in net unrealized appreciation of $89,451,203. The cost of investments owned at December 31, 2005 for federal income tax purposes was $943,917,510.

Note D.   Repurchase Agreements

The collateral for repurchase agreements is either cash or fully negotiable U.S. government securities. Repurchase agreements are fully collateralized (including the interest earned thereon) and such collateral is marked-to-market daily while the agreements remain in force. If the value of the collateral falls below the value of the repurchase price plus accrued interest, GSF will require the seller to deposit additional collateral by the next business day. If the request for additional collateral is not met, or the seller defaults, GSF maintains the right to sell the collateral and may claim any resulting loss against the seller.

Note E.   Transactions in Capital Stock

There are 300,000,000 shares of $0.001 par value capital stock authorized for GSF, divided into two classes, designated Class I and Class II shares. GSF Class I consists of 250,000,000 shares and Class II consists of 50,000,000 shares. Through December 31, 2005 no Class II shares of GSF were sold. Transactions in capital stock were as follows:

	Year Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	Shares		Amount
Shares sold	919,355	1,077,316	$25,782,156	$29,325,252
Shares issued in reinvestment of dividends	468,155	860,754	12,958,536	23,795,330
Shares repurchased	(10,428,273)	(10,831,155)	(290,568,528)	(293,250,040)

Net decrease	(9,040,763)	(8,893,085)	$(251,827,836)	$(240,129,458)

Note F. Line of Credit

A $100,000,000 line of credit available to GSF and other related Guardian Funds has been established with State Street Bank and Trust Company and Bank of Montreal. The rate of interest charged on any borrowing is based upon the prevailing Federal Funds rate at the time of the loan plus 0.50% calculated on a 360 day basis per annum. For the year ended December 31, 2005, none of the funds borrowed against this line of credit.

The funds are obligated to pay State Street Bank and Trust Company and Bank of Montreal a commitment fee computed at a rate of 0.08% per annum on the average daily unused portion of the revolving credit.

Note G. Management Information (Unaudited)

The directors and officers of GSF are named below. Information about their principal occupations during the past five years and certain other affiliations is also provided. The business address of each director and officer is 7 Hanover Square, New York, New York 10004, unless otherwise noted. The “Guardian Fund Complex” referred to in this biographical information is composed of (1) The Park Avenue Portfolio (a series fund that issues its shares in thirteen series), (2) The Guardian Variable Contract Funds, Inc. (a series fund that issues its shares in seven series), (3) The Guardian Bond Fund, Inc., (4) The Guardian Cash Fund, Inc. and (5) GIAC Funds, Inc. (a series fund that issues its shares in three series).

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Interested Directors*

Arthur V. Ferrara (1930)	Director	Since 1987	Retired. Director and former Chairman of the Board and Chief Executive Officer, The Guardian Life Insurance Company of America. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director of various mutual funds sponsored by Gabelli Asset Management.

Leo R. Futia (1919)	Director	Since 1982	Retired. Director and former Chairman of the Board and Chief Executive Officer, The Guardian Life Insurance Company of America. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

*                     “Interested” Director means one who is an “interested person” under the Investment Company Act of 1940 by virtue of a current or past position with Guardian Life, the indirect parent company of GIS, the investment adviser of certain Funds in the Guardian Fund Complex.

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Dennis J. Manning 81 Graenest Ridge Road Wilton, Connecticut 06897 (1947)	Director	Since 2003	President and Chief Executive Officer, The Guardian Life Insurance Company of America since 1/03; President and Chief Operating Officer, 1/02 to 12/02; Executive Vice President and Chief Operating Officer, 1/01 to 12/01; Executive Vice President, Individual Markets and Group Pensions, 1/99 to 12/00. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Director of The Guardian Life Insurance Company of America and The Guardian Insurance & Annuity Company, Inc. Manager, Guardian Investor Services LLC and Park Avenue Securities LLC. Director of various Guardian Life subsidiaries.

Disinterested Directors

Kathleen C. Cuocolo (1952)	Director	Since 11/16/05	Principal, Cuocolo Associates (corporate governance and operations consulting firm), 2003 to present; Executive Vice President, State Street Corporation, prior thereto. Employed by State Street Corporation in various capacities since 1982. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Chairman, Board of Directors, Select Sector S&P Depository Receipts Series Trust (9 exchange traded funds), 1999 to present; Director, World Markets PLC (global performance and analytics company), 2002 to present; Director, The China Fund, Inc., 2001 to 2003; Board of Advisors, Venturi Aeration, Inc. (water remediation services), 2001 to present; Board of Advisors, Inter- Unity Group (systems optimization consulting firm), 2003 to present.

Frank J. Fabozzi, Ph.D. (1948)	Director	Since 1992	Adjunct Professor of Finance, School of Management — Yale University, 2/94 to present; Editor, Journal of Portfolio Management. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director (Trustee) of various closed-end investment companies sponsored by BlackRock Financial Management. Director of BlackRock Funds (47 funds).

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

William N. Goetzmann, Ph.D. (1956)	Director	Since 11/16/05	Edwin J. Beinecke Professor of Finance and Management Studies, Yale School of Management, 7/94 to present; Director, International Center for Finance, Yale School of Management, 7/99 to present; Visiting professor, Harvard Business School, 7/05 to present. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Member of the Board of Directors of the Commonfund.

Anne M. Goggin, Esq. (1948)	Director	Since 2004	Attorney at law in private practice since 8/04; Partner, Edwards and Angell, LLP, 4/04 to 8/04; Chief Counsel, Metropolitan Life Insurance Company, 6/00 to 12/03; Senior Vice President and General Counsel, New England Life Insurance Company, 6/00 to 12/03; Chairman, President and Chief Executive Officer, MetLife Advisors LLC, 6/99 to 12/03; Chairman of the Board, Metropolitan Series Fund, 1/02 to 12/03; Chairman of the Board, New England Zenith Fund, 6/99 to 12/03. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

William W. Hewitt, Jr. (1928)	Director	Since 1989	Retired. Former Executive Vice President, Shearson Lehman Brothers, Inc. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

Sidney I. Lirtzman, Ph.D. 200 East 57th Street #10H New York, New York 10022 (1930)	Director	Since 1987	Emanuel Saxe Emeritus Professor of Management, Zicklin School of Business, Baruch College, City University of New York since 11/04; Emanuel Saxe Professor of Management 9/96 to 10/04; Dean from 10/95 to 9/02; Interim President 9/99 to 9/00. President, Fairfield Consulting Associates, Inc. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director, since 6/01 Youthstream, Inc. Member, Advisory Board of Directors, New York City Independent Budget Office 5/98 to 5/01.

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Steven J. Paggioli (1950)	Director	Since 11/16/05	Independent consultant on investment company matters since 7/01; Executive Vice President, Director and Principal of The Wadsworth Group (administration, consulting and executive search firm) prior thereto. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Trustee and Audit Committee Member, Managers Funds and Managers AMG Funds (36 portfolios), 6/90 to present; Trustee, Professionally Managed Portfolios (20 portfolios), 5/91 to present; Advisory Board Member, Sustainable Growth Advisers, L.P., 10/02 to present.

Robert G. Smith, Ph.D. 132 East 72nd Street, Apt. #1 New York, New York 10021 (1932)	Director	Since 1982	Chairman and Chief Executive Officer, Smith Affiliated Capital Corp. since 4/82. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Governor appointments as Director of New York Health Care Reform Act Charitable Organization and Nassau County Interim Finance Authority. Senior private member of the New York State Financial Control Board for New York City. Senior Director for the New York State Comptroller’s Investment Advisory Committee for State Pension Funds (Commonfund).

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves

Officers

Joseph A. Caruso (1952)	Senior Vice President and Secretary	Since 1992

Director, The Guardian Life Insurance Company of America since 1/05; Senior Vice President and Corporate Secretary, The Guardian Life Insurance Company of America since 1/01; Vice President and Corporate Secretary prior thereto. Director, Senior Vice President and Secretary, The Guardian Insurance & Annuity Company, Inc. Manager, Senior Vice President and Corporate Secretary, Guardian Investor Services LLC. Director, Senior Vice President and Secretary, Park Avenue Life Insurance Company; Manager, Park Avenue Securities LLC; Senior Vice President and Secretary of Guardian Baillie Gifford Limited, and all of the mutual funds within the Guardian Fund Complex. Director and Officer of various Guardian Life subsidiaries.

				25

Richard A. Cumiskey (1960)	Chief Compliance Officer	Since 2002	Second Vice President, Equity Administration and Oversight, The Guardian Life Insurance Company of America since 1/01; Assistant Vice President, Equity Administration and Oversight prior thereto. Senior Vice President and Chief Compliance Officer of The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 4/04; Second Vice President and Compliance Officer prior thereto. Chief Compliance Officer of all of the mutual funds within the Guardian Fund Complex.	25

Manind V. Govil (1969)	Managing Director	Since 2005	Managing Director and Head of Equity Investments at The Guardian Life Insurance Company of America since 8/05; Lead Portfolio Manager — Large Cap Blend/Core Equity, Co-Head of Equities and Head of Equity Research at Mercantile Capital Advisers since 2001; Lead Portfolio Manager — Core Equity at Mercantile Capital Advisers prior thereto. Officer of various mutual funds within the Guardian Fund Complex.	23

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves

Jonathan C. Jankus (1947)	Managing Director	Since 1999	Managing Director, The Guardian Life Insurance Company of America. Officer of various mutual funds within the Guardian Fund Complex.	20

Stewart M. Johnson (1952)	Senior Director	Since 2002	Senior Director, The Guardian Life Insurance Company of America since 1/02. Second Vice President from 12/00 to 1/02; Assistant Vice President prior thereto. Officer of various mutual funds within the Guardian Fund Complex.	20

Nydia Morrison (1958)	Controller	Since 2003	Director, Mutual Fund Reporting, The Guardian Life Insurance Company of America since 5/04; Manager prior thereto. Officer of all of the mutual funds within the Guardian Fund Complex.	25

Frank L. Pepe (1942)	Vice President and Treasurer	Since 1995	Vice President and Equity Controller, The Guardian Life Insurance Company of America. Senior Vice President and Controller, The Guardian Insurance & Annuity Company, Inc. since 4/04; Vice President and Controller prior thereto. Senior Vice President and Controller, Guardian Investor Services LLC. Vice President and Treasurer of all of the mutual funds within the Guardian Fund Complex.	25

Richard T. Potter, Jr. (1954)	Vice President and Counsel	Since 1992	Vice President and Equity Counsel, The Guardian Life Insurance Company of America. Senior Vice President and Counsel, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 4/04; Vice President and Counsel prior thereto. Vice President and Counsel of Park Avenue Securities LLC and all of the mutual funds within the Guardian Fund Complex.	25

Robert A. Reale (1960)	Managing Director	Since 2001	Managing Director, The Guardian Life Insurance Company of America, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 3/01; Second Vice President 10/99 to 2/01. Assistant Vice President, Metropolitan Life prior thereto. Officer of all of the mutual funds within the Guardian Fund Complex.	25

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves

Thomas G. Sorell (1955)	President	Since 2003	Executive Vice President and Chief Investment Officer, The Guardian Life Insurance Company of America since 1/03; Senior Managing Director, Fixed Income Securities since 3/00; Vice President, Fixed Income Securities prior thereto. Managing Director, Investments: Park Avenue Life Insurance Company. President of all of the mutual funds within the Guardian Fund Complex.	25

Donald P. Sullivan, Jr. (1954)	Vice President	Since 1995	Vice President, Equity Administration, The Guardian Life Insurance Company of America. Vice President, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC. Officer of all of the mutual funds within the Guardian Fund Complex.	25

The Statement of Additional Information includes additional information about fund directors and is available upon request, without charge, by calling 1-800-221-3253 or by writing to Guardian Investor Services LLC at 7 Hanover Square, New York, New York 10004.

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Report of Ernst & Young LLP,
Independent Registered Public Accounting Firm

Board of Directors of The Guardian Variable Contract Funds, Inc. and
Shareholders of The Guardian Stock Fund (the Fund)

We have audited the accompanying statement of assets and liabilities of The Guardian Stock Fund (one of the series constituting The Guardian Variable Contract Funds, Inc.), including the schedule of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Guardian Stock Fund, a series of The Guardian Variable Contract Funds, Inc., at December 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with U.S. generally accepted accounting principles.

Boston, Massachusetts
February 8, 2006

Board Approval of Investment Management Agreements (Unaudited)

The Boards of Directors of The Guardian Variable Contract Funds, Inc. (“GVCF”), GIAC Funds, Inc. (“GIAC”), The Guardian Bond Fund, Inc. (“GBF” and a “Fund”) and The Guardian Cash Fund, Inc. (“GCF” and a “Fund”) (together, the series of GVCF and GIAC, and GBF and GCF are referred to as the “Funds,”) approved the renewal of the management agreement for each Fund and, as applicable, the subadvisory agreement for each Fund on November 17, 2005. As a part of the renewal process, the Boards of Directors of GVCF, GIAC, GBF and GCF met independently of Fund management and of the interested Board Members to consider the renewal of: (1) the management agreement (“Management Agreement”) between each of the Funds and Guardian Investor Services LLC (“GIS”) or as applicable, Guardian Baillie Gifford Limited (“GBG” and together with GIS, each referred to as a “Manager”); (2) as applicable, the subadvisory agreements (each a “Subadvisory Agreement”) between GBG and Baillie Gifford Overseas Limited (“BGO”) and the subadvisory agreements between GIS and UBS Global Asset Management (Americas) Inc. (“UBS” and together with BGO, each referred to as a “Subadvisor”). (The Management Agreements and the Subadvisory Agreements are together referred to as the “Advisory Agreements.”) As part of the review process, the Independent Directors were represented by independent legal counsel. The Independent Directors reviewed comprehensive materials received from the Managers, Subadvisors and independent counsel in connection with contract review. The Independent Directors noted that each Board also received regular information throughout the year regarding performance and operating results of each Fund and that in evaluating the Advisory Agreements, they were taking into account their accumulated experience as Board members in working with the Managers on matters relating to the Funds.

In preparation for the review process, the Independent Directors met with independent legal counsel and discussed the type and nature of information to be provided and sent a formal request for information to Fund management. The Managers and Subadvisors provided extensive information to all Board members in response to the request. Among other information, the Independent Directors reviewed materials to assess the services provided by each Manager and Subadvisor, and, as applicable, information comparing the performance, advisory fees and expense ratios of each Fund to other mutual funds, information about the profitability from the Advisory Agreements to the Managers and to the Subadvisors, information about economies of scale and information about the other benefits to the Managers and Subadvisors and their affiliates resulting from their relationship with the Funds (“fall-out benefits”). The Independent Directors reviewed comparative performance and management fee and expense ratios of peer groups of funds selected by Morningstar, Inc. (“Morningstar”). The Independent Directors also received a memorandum from independent legal counsel advising them of their duties and responsibilities in connection with the review of the Advisory Agreements. In preparation for the November 17th meeting, the Independent Directors met on November 3, 2005, to review and discuss with independent legal counsel the information provided by Morningstar.

Based upon their review, the Independent Directors concluded that it was in the best interest of each Fund to renew each relevant Advisory Agreement and, accordingly, recommended to the full Board of each Fund the renewal of each applicable Advisory Agreement. In reaching this conclusion for each Fund, the Independent Directors did not identify any single factor or group of factors as all important or controlling and considered all factors together.

Management Agreements

Nature, Quality and Extent of Services. In reviewing the nature, quality and extent of services provided by the Managers, the Independent Directors considered the services provided by each Manager under the Management Agreements, including administrative services. The Independent Directors considered the experience and skills of senior management responsible for fund operations, the experience and skills of the personnel performing the functions under each Management Agreement and the resources made available to such personnel, the ability of the Managers to attract and retain high-quality personnel, and the organizational depth of the Managers. The Independent Directors concluded that appropriate resources were provided under each Management Agreement. The Independent Directors also considered the delegation of day-to-day portfolio management responsibility to UBS with respect to the Guardian UBS VC Large Cap Value Fund and the Guardian UBS VC Small Cap Value Fund and to BGO with respect to the Baillie Gifford International Growth Fund and the Baillie Gifford Emerging Markets Fund and the Managers’ ability to supervise the activities of the Subadvisors. The Independent Directors concluded each Manager’s supervisory program was satisfactory. The Independent Directors also considered the compliance program established by the Managers and the level of compliance attained by the Managers. Further, the Independent Directors considered that each Manager has had a long-term relationship with the Funds and has demonstrated its past and future commitment to support the Funds. The Independent Directors concluded that a long-term relationship with a capable, conscientious adviser was in the best interest of each Fund. Based upon all relevant factors, the Independent Directors concluded that the nature, quality and extent of the services provided by the Managers to each applicable Fund were satisfactory.

Investment Performance. The Independent Directors reviewed each Fund’s investment performance over short-term (one-year) and longer-term (three year, five year and ten year) periods, as applicable, and compared those returns to various agreed-upon performance measures, including market indices and peer groups. The Independent Directors received comparative performance information prepared by Morningstar. The Independent Directors also considered whether investment results were consistent with a Fund’s investment objective(s) and policies. For most Funds, the Independent Directors concluded that investment performance met acceptable levels of investment performance. For Funds that experienced underperformance, the Independent Directors reviewed the reasons for the underperformance and the remedial measures taken by the Manager to improve performance. The Independent Directors concluded that the Managers have in place an effective process to monitor performance and that reasonable steps had been implemented to address circumstances of underperformance where appropriate. Therefore, the Independent Directors concluded that it was in the best interests of the Funds to renew the Management Agreements and to continue to closely monitor performance with a particular emphasis on those Funds experiencing underperformance.

Fees and Expenses. The Independent Directors considered each Fund’s management fees and net expense ratios. The Independent Directors received information, based on data supplied by Morningstar, comparing each Fund’s management fee rates and total net expense ratio to advisory fees and total net expense ratios of the mutual funds in its peer group (as selected by Morningstar). The Independent Directors also received and considered information on fee waivers and/or reimbursements for each Fund compared to those of its peer group. The Independent Directors noted that a number of the Funds have received fee waivers for many years and that such fee waivers remained current through the time of the review process.

The Independent Directors also compared each Fund’s management fee rates to fees charged by the Manager for comparable mutual funds. For each Fund, the Independent Directors reviewed the fees charged by other advisors for mutual funds in the Fund’s peer group. GIS provided information on the advisory fees it charges its two institutional accounts and noted the information was not comparable with the Funds because the investment objectives and management style of the institutional accounts were very different than those of the Funds. GBG has no clients other than the Funds.

On the basis of all information provided, the Independent Directors concluded that the management fee schedules for each Fund were reasonable and appropriate in light of the nature, quality and extent of services provided by the Manager.

Profitability. The Independent Directors reviewed detailed information regarding revenues received by each Manager under each Management Agreement, including identification of the estimated direct and indirect costs of the Managers of providing those services to each Fund that are covered under the Management Agreements. The Independent Directors also received information regarding the enterprise-wide profitability of the Managers with respect to all fund services in totality.

For all Funds, based upon the profitability percentage provided, the Independent Directors concluded that the profitability to the applicable Manager from the management of each Fund was not unreasonable.

Economies of Scale. The Independent Directors considered whether there are economies of scale with respect to the management of each Fund and whether the Funds benefit from any such economies of scale through breakpoints in fees or otherwise. The Independent Directors noted that the Guardian UBS VC Small Cap Value Fund and the Guardian Cash Fund had management fee schedules that each contained one breakpoint. The Independent Directors also considered whether the effective management fee rate for each Fund under the Management Agreement is reasonable in relation to the asset size of such Fund. The Independent Directors noted GIS’s representation that it did not anticipate that the Funds would experience any significant economies in the near future, given their asset size. The Independent Directors concluded that, in light of the Funds’ current asset levels, the fee schedule for each Fund reflects an appropriate level of sharing of any economies of scale.

Other Benefits to Manager. The Independent Directors also considered the character and amount of other incidental benefits received by the Managers and their affiliates as a result of their relationship with the Funds. The Independent Directors noted the Managers’ representation that each has the ability to obtain proprietary research as a result of the Funds’ brokerage business that may be used for the benefit of the Funds and other clients of the Managers. The Independent Directors concluded that management fees for each Fund were reasonable in light of these fall-out benefits.

Specific Fund Findings

The Guardian Stock Fund

In determining to recommend renewal of the Fund’s Management Agreement, the Independent Directors noted the investment underperformance over the periods reviewed, but considered the steps taken by the Manager to remediate performance, including most recently the hiring of a new lead portfolio manager by the Manager in August 2005. The Independent Directors noted the favorable historical record of the new portfolio manager, his prior success in remediating a fund, his investment strategy for managing the Fund and the very recent relative improvement in performance following the beginning of the implementation of his investment strategy. The Independent Directors considered these remedial actions along with the long term support and effective administration of this Fund by the Manager, as well as the Fund’s low expense ratio and management fees as compared to its peer group, and concluded that it was appropriate to renew the Management Agreement and monitor the impact of the remedial actions.

Overall Conclusions

Based upon all of the information considered and the conclusions reached, the Independent Directors determined that the terms of each Advisory Agreement continue to be fair and reasonable and that the continuation of each Advisory Agreement is in the best interests of each Fund.

Shareholder Voting Summary (Unaudited)

November 15, 2005

On November 15, 2005, a Special Shareholder Meeting of the Fund was held at which the eleven Directors, identified below, were elected (Proposal No. 1) and the sub-proposals in Proposal No. 2, as described in the Proxy Statement, were approved. The following is a report of the votes cast:

Proposal No. 1

Election of the Eleven Nominees for Director:

NOMINEE	FOR	WITHHELD	TOTAL
DIRECTORS
Kathleen C. Cuocolo	76,165,969.554	1,858,569.914	78,024,539.468
Frank J. Fabozzi	76,176,372.381	1,848,167.087	78,024,539.468
Arthur V. Ferrara	75,994,827.909	2,029,711.559	78,024,539.468
Leo R. Futia	75,817,210.074	2,207,329.394	78,024,539.468
William N. Goetzmann	76,164,019.071	1,860,520.397	78,024,539.468
Anne M. Goggin	76,112,215.256	1,912,324.212	78,024,539.468
William W. Hewitt	75,933,986.870	2,090,552.598	78,024,539.468
Sidney I. Lirtzman	75,898,936.066	2,125,603.402	78,024,539.468
Dennis H. Manning	76,179,952.757	1,844,586.711	78,024,539.468
Steven J. Paggioli	76,173,796.441	1,850,743.027	78,024,539.468
Robert G. Smith	75,972,333.669	2,052,205.799	78,024,539.468

Proposal No. 2

Approving an amendment to, or the elimination of, the Fund’s fundamental investment restriction, as described in the Proxy Statement, with respect to the following:

SUB-PROPOSALS		FOR	AGAINST	ABSTAIN	TOTAL
2(a)	Diversification of investments;	29,773,524.196	1,846,874.747	2,080,476.117	33,700,875.060
2(b)	Borrowing;	29,670,018.739	1,950,380.204	2,080,476.117	33,700,875.060
2(c)	Issuing senior securities;	29,732,829.883	1,887,569.060	2,080,476.117	33,700,875.060
2(d)	Concentration of investments in the same industry;	29,658,410.173	1,961,988.770	2,080,476.117	33,700,875.060
2(e)	Investments in real estate	29,777,258.296	1,843,140.647	2,080,476.117	33,700,875.060
2(h)	Making loans, and	29,640,801.943	1,979,597.000	2,080,476.117	33,700,875.060
2(m)	Pledging, mortgaging or hypothecating its assets.	29,612,352.842	2,008,046.101	2,080,476.117	33,700,875.060

Proxy Voting Policies and Procedures (Unaudited)

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities, as well as information regarding how the Fund voted proxies relating to portfolio securities during the 12-month period ended June 30, 2005, is available free of charge upon request by logging on to www.guardianinvestor.com or the Securities and Exchange Commission’s (SEC) website at www.sec.gov.

Form N-Q (Unaudited)

The Fund files a complete schedule of portfolio holdings with the SEC for the first and third quarters of each year on the Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov, and can be reviewed and copied at the SEC’s Public Reference Room in Washington D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

Code of Ethics (Unaudited)

The Fund has adopted a code of ethics for its Principal Executive Officer and Principal Financial Officers (the “Code”). The purpose of the Code is to promote, among other things: honest and ethical conduct, including the handling of conflicts of interest; full, fair, accurate, timely and understandable disclosure in reports and documents filed with the SEC; and compliance with applicable laws and regulations. A copy of the Code has been filed with the SEC on Form N-CSR and can be obtained on the SEC’s website at www.sec.gov.

Copies for all of the above can be obtained free of charge by calling 1-800-221-3253 or by writing to Guardian Investor Services LLC at 7 Hanover Square, New York, New York 10004.